Exhibit 21

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

SUBSIDIARIES AND AFFILIATES

Company	Jurisdiction of Incorporation	Ownership Interest
Allied Friction Products Australia Pty Ltd.	Victoria, Australia	100%
Becorit GmbH	Germany	100%
Cobra Europe S.A.S.	France	100%
CoFren S.r.l.	Italy	100%
CosRail GmbH	Germany	100%
Evand Pty Ltd.	West Australia, Australia	100%
FIP Pty Ltd.	Victoria, Australia	100%
FIP Brakes South Africa (Proprietary) Limited	South Africa	100%
FrenTec S.A.S.	France	100%
Intermodal Trailer Express, Inc.	Delaware	100%
Jinwu Control Systems Co. Ltd.	Jiangsu Province, China	60%
MotivePower, Inc.	Delaware	100%
Pioneer Friction Limited	West Bengal, India	100%
Railroad Friction Products Corporation	Delaware	100%
RFPC Holding Corporation	Delaware	100%
Schaefer Equipment, Inc.	Ohio	100%
Vapor Europe S.r.l.	Italy	100%
Vapor Stone UK Limited	United Kingdom	100%
Vapor UK Limited	United Kingdom	100%
Vastbond Limited	Cyprus	100%
Wabtec Australia Pty. Limited	Capital Territory, Australia	100%
Wabtec Corporation	New York	100%
Wabtec Canada, Inc.	Ontario, Canada	100%
Wabtec de Mexico S.A., de R.L. de C.V.	Mexico	100%
Wabtec Distribution Company	Delaware	100%
Wabtec Holding Corp.	Delaware	100%
Wabtec International, Inc.	Delaware	100%
Wabtec Rail Limited	United Kingdom	100%
Wabtec Railway Electronics Corporation	Nova Scotia	100%
Wabtec Railway Products India Private Ltd.	West Bengal, India	100%
Wabtec Servicios Administrativos, S.A. de C.V.	Mexico	100%
Westinghouse Railway Holdings (Canada) Inc.	Ontario, Canada	100%
Young Touchstone Company	Wisconsin	100%